Exhibit 10.11

BAKBONE SOFTWARE LIMITED

TERMS & CONDITIONS OF EMPLOYMENT

TO:	Mr. P. Clarke
Brick Lane
Beck Hall
Tealby
Market Rasen
Lincolnshire
LN8 3XS

DATE:             January 7, 2004

Dear Pat,

On behalf of BakBone Software Limited I am delighted to submit this offer of employment to you. We are hereby offering you the position of Vice President, EMEA (Europe, Middle East and Africa) Sales.with BakBone Software Limited. In this position you will report directly to the President/CEO of BakBone. The position will based in the United Kingdom.

As Vice President, EMEA Sales your annual Targeted Earnings upon achievement of your planned objectives will be £200,000 per annum. This will consist of a base salary of £130,000 annually, and a bonus of £70,000 annually for achievement of your planned revenue and profit goals. The bonus plan will also provide you with an opportunity for additional payment upon over-achievement of your goals.

To assist you in making the transition to BakBone, the first 3 (three) months of your Targeted Earnings will be guaranteed (i.e. you will be guaranteed to make at least 100% of your bonus amount during that 3 month period).

You will also be provided with a company car allowance of £700 per month, as well as reimbursement of your gasoline expenses. In addition, you will be re-imbursed up to £1,000 per annum for your car insurance costs, based on receipts.

To assist you with your relocation the company will provide you with a one time moving allowance, upon commencement of your employment with BakBone, of £20,000. This allowance will not have to be supported by receipts.

Your start date with BakBone Software will be Monday, February 2, 2004. It is understood and agreed that during the first few weeks of your employment with BakBone you may need to spend some time with your previous employer assisting them in making a transition to a new employee.

You are eligible to participate in the Company’s stock option plan and will be granted 200,000 options, at a price to be determined at the start of your employment with BakBone. Options granted under this plan will vest annually in equal portions over a four (4) year period beginning after your effective start date. Seventy Five Thousand (75,000) of these options will include a change of control provision whereby these options will immediately vest in the event that:

1.	There is a change of control in the company (as defined in the stock option agreement), and

2.	You are not offered a similar level position within the new entity to your then-current position within BakBone at the time of this change of control

Furthermore, if the above two conditions exist (i.e. change of control with no similar level position offered) you would be entitled to receive three (3) month Targeted Earnings as a severance payment should you leave the company at that time.

Your compensation package will be next reviewed on April 1, 2005.

This offer is subject to satisfactory completion of three (3) employment references by BakBone Software.

This offer will remain valid until 5:00 p.m. GMT on Friday, January 9, 2004. After that time the company reserves the right to make changes to the terms of this offer or to withdraw the offer.

The additional terms and conditions for employment within BakBone Software (UK) Ltd. are as outlined below:

1.     Working Hours

Normal working hours are calculated on a 37.5 hour week, 9.00 am to 5.30 pm Monday to Friday with one hour lunch break. However, actual hours may vary depending on local requirements.

2.     Annual Leave and Public Holidays

Holidays are accrued from 1 January to 31 December and may be taken from 1 January to 31 December in the same year. Holiday entitlement is not normally transferable from year to year. Your paid holiday entitlement is 20 days rising to 25 after five years continuous service. This is accrued at the rate of one day per year.

Statutory public holidays are in addition to the above entitlement.

Payment will not be made in lieu of leave not taken save in the event of termination. In this event a pro-rata entitlement from the preceding January 1 will be calculated and payment for any days outstanding will be made as part of the final settlement. If, at the time of leaving, you have taken holiday in excess of your entitlement, an adjustment may be made to your final salary payment.

3.     Sickness

From the date of joining you are eligible for Sick Pay for the absence from work due to illness or industrial injury. The Sick Pay year is from 1 January to 31 December, within which you are entitled to 10 weeks at full pay (50 working days). Following completion of 3 years’ service your entitlement will increase at the rate of 2 weeks (10 days) additional sickness benefit for each additional year of service up to a maximum of 10 years’ service (i.e. 24 weeks sickness benefit) as follows:

0-3 years service	—	10 weeks
4 years service	—	12 weeks
5 years service	—	14 weeks
6 years service	—	16 weeks
7 years service	—	18 weeks
8 years service	—	20 weeks
9 years service	—	22 weeks
10 years service	—	24 weeks

You are required to complete a Self Certification form, obtainable from your Manager or Director for all periods of illness. Where your GP or hospital has provided medical certificates, a copy must accompany the completed self certification form.

Failure to complete or supply such certificates invalidates the entitlement in this section. Additionally on the first two days of absence you must inform your Supervisor/Department Head before 10.00 am that day, of your incapacity for work.

4.     Pension Scheme

The company operates a voluntary pension scheme. Details of the scheme will be issued separately to employees, who are eligible to join the scheme after a 3 month probationary period, on commencement with the company. Employees who are eligible to join the scheme but do not wish to for one reason or another must state so in writing giving details of the alternative pension arrangements they have made.

5.     Private Health Scheme

You will be eligible, after a 3 month probationary period, for inclusion into the Company Private Health scheme. Further details will be supplied upon request.

6.     Period of Notice

During the first three months of your employment you are entitled to receive one week’s notice of termination. After three months’ continuous service the notice period for either party wishing to terminate employment, for any reason including redundancy, the following terms will be applicable:

One month notice to be given by either party, of which one month to be worked in accordance with general working practices.

7.     Termination

The company reserves the right to terminate your employment without notice in any case of serious misconduct or breach of contract, in line with the Company Disciplinary Procedure.

8.     Personal Relationships

You are asked to consider the implications should you form an intimate personal relationship with any other employee of the Company and to ensure that any such relationship is not detrimental to the performance of your duties or the duties of any other employee and does not adversely affect the business of the Company. If the Company considers the relationship to be detrimental, disciplinary action may be taken.

9.     Protection of Goodwill

In view of your position and the responsibility entrusted to you by the Company, you will in the course of your employment acquire information in connection with the Company’s goodwill and trading connections and the Company requires that this information be preserved and protected while your employment continues and after its termination.

In the course of your employment you will be expected to acquire knowledge of the business of the Company and to form working relationships with customers and other employees. To the extent that such working relationships are formed in the course of the business of the Company they form part of the goodwill and trading connections of the Company, and as such are a fixed asset the Company, the Company is entitled to be assured that your personal influence over customers or employees will not be abused after termination of your employment so as to entice them away from the Company.

The Company acknowledges your right after termination of your employment to use for the purpose of earning your living all skills and experience, including that acquired in the course of your employment with us, but subject always to the provisions of this clause.

After termination of your employment you shall not at any time directly or indirectly:

a)	represent to others that you are or remain connected with this Company.

b)	be engaged or interested in or carry on any business under or use any name or corporate style, logo or image used by the Company before termination of your employment or which includes any material part of such name, style, logo or image, or is in the opinion of the Company likely to cause confusion with one used by the Company.

For a period of twelve months after termination of your employment, you shall not directly or indirectly:

c)	be engaged in or interested in any other business in respect of which unauthorised use or disclosure of information relating to the Company goodwill and trading connections could be expected to arise.

d)	attempt to secure business from customers of the Company who were customers within the last twelve months of your employment, on the basis of your special knowledge of their requirements or preference or business conditions obtained in the course of your connection with this Company, or attempt to use or exert any personal influence over customers of the Company by virtue of any relationship established with customers within the course of your employment so as to entice such customers away from the company.

e)	at any time before the expiration of six months from the date on which an employee or ex-employee ceased to be employed by the Company, engage, employ or solicit for employment in any business any person who at the date of termination of your employment is or at any time in the preceding six months has been an employee of the Company.

None of the foregoing undertakings shall prohibit any action specifically consented to in writing by the Company.

Each provision of this clause shall be severable from every other provision thereof.

10.   Disciplinary Rules

If you breach company regulations or fail to attain an acceptable standard of performance you will be subject to the Company Disciplinary Procedure, a copy of which is available from the Personnel Department.

11.   Grievance

If you should consider you have a grievance relating to your employment it should, in the first instance, be taken up with the Manager/Director to whom you are responsible. If it is not settled then it should be pursued using the Company’s Grievance Procedure, a copy of which is available from the Personnel Department.

12.   Right to Search

a)	No employee shall have in his/her possession, or take out from the Company’s premises, any goods or materials belonging to the Company unless given written authorisation to do so by management.

b)	The Company reserves the right to search all employees on entering or leaving the premises or at any time whilst on the premises and this right shall be a condition of employment with the Company. In the event of searching, each employee has the right to have another employee present.

13.   Confidentiality

a)	You shall not, during the continuance of your employment, nor after the termination thereof, disclose or in any way make use of the benefit of any of the secrets, confidential knowledge or financial information relating to the Company in any manner whatsoever. The only exception will be when:

i)     ordered by a Court of competent jurisdiction, or

ii)     reasonably necessary for the promotion of the business of the Company.

This understanding shall also extend to any confidential information relating to the secrets or business affairs of any other company which is disclosed to the Company under the conditions of confidentiality.

b)	All records, papers and documents kept or made by you relating to any method of manufacture, work experiment or research carried on by the Company or in any way relating to the Company’s business or affairs shall be and remain the property of the Company and be handed over to the Company on the termination of your employment, or earlier, on request by the Company.

c)	Your attention is drawn to the Data Protection Act 1984. Any data relating to living individuals, whether or not employed by the Company, which is processed or held by you in the course of the Company’s business, must be regarded as confidential. It must not be disclosed to any unauthorised person, or used for any purpose for which its use is not registered under the above Act.

14.   Conflicts of Interest

It is expected during your employment, that your professional efforts and activities will be devoted solely to the interest of the Company.

15.   Medical Examination

During your employment it may be necessary for the Company to request you to attend a private medical examination by your own Doctor or by a Doctor appointed by the Company in the interest of ascertaining your general or occupational health, which you shall not reasonably refuse. The Company will bear the cost of any medical examination or report carried out as a result of the Company requesting such an examination or report, and you will not incur any loss of earnings in attending the medical examination.

16.   Changes in Terms and Conditions of Employment

a)	Changes and particulars of a general nature affecting your employment will normally be notified by notices posted on the notice board.

b)	Changes in your own status of employment will be notified to you personally in writing.

17.   Additional Terms and Conditions

These terms and conditions may be varied by memorandum signed by both parties and attached hereto.

Signed on behalf of BakBone Software Limited:

/s/ Keith Rickard

Date: January 7, 2004

D E C L A R A T I O N

I declare that I have read and understood the terms and conditions as outlined above and I agree to accept employment with the Company on those terms and conditions.

Employee: /s/ Pat Clarke

Date: January 12, 2004